EXHIBIT 2(e)

                            ASSET PURCHASE AGREEMENT

                                 by and between

          CHEMFIRST FINE CHEMICALS, INC. AND FIRST CHEMICAL CORPORATION

                                       and

                              ALBEMARLE CORPORATION

                               As of June 13, 2001

                                INDEX TO EXHIBITS

EXHIBIT A         Form of Bill of Sale
EXHIBIT B         Form of Assignment and Assumption Agreement
EXHIBIT C         Form of Deed
EXHIBIT D         Form of Dayton Pilot Plant Lease
EXHIBIT E         Form of Transition Supply Agreement
EXHIBIT F         Form of Services Agreement
EXHIBIT G         THPE Toll Manufacture Agreement
EXHIBIT H         Nitrobenzene and Nitrotoluene Supply Agreement

                               INDEX TO SCHEDULES

Schedule 1.01(a)        CFC Products Produced in Pascagoula Batch Operations
Schedule 1.01(b)        Electronic Chemical Products Included as CFC Products
Schedule 1.01(c)        Dayton Real Property
Schedule 1.01(d)        Permitted Exceptions
Schedule 2.01(b)        Tyrone Facility
Schedule 2.01(d)        Dayton Pilot Plant Facility
Schedule 2.01(f)        Dayton Equipment
Schedule 2.01(i)        Assumed Contracts
Schedule 2.01(j)        Permits
Schedule 2.01(m)        Intellectual Property Rights
Schedule 2.01(n)        Other Tangible and Intangible Assets
Schedule 2.02(e)        Other Excluded Assets
Schedule 2.05(b)(ii)(2) F-8426 Product Forecast
Schedule 3.01(c)        Seller Violations, Defaults, etc.
Schedule 3.01(d)        December 31, 2000 Balance Sheet and Other Financial Statements
Schedule 3.01(e)        Taxes
Schedule 3.01(f)        Litigation
Schedule 3.01(g)        Compliance with Law Exceptions
Schedule 3.01(h)        Permit Exceptions
Schedule 3.01(i)        Personal Property Exceptions
Schedule 3.01(j)        Owned Real Property Exceptions
Schedule 3.01(k)        Environmental Matters
Schedule 3.01(l)        Material Open Contracts
Schedule 3.01(m)        Intellectual Property Exceptions
Schedule 3.01(n)        Insurance
Schedule 3.01(o)        Transferred Assets Exceptions
Schedule 3.01(p)        No Changes Exceptions
Schedule 3.01(q)        Customers, Distributors and Suppliers
Schedule 3.01(r)        Product Forecast
Schedule 3.02(c)        Buyer Violations, Defaults, Etc.
Schedule 4.01           Trademarks, Tradenames, Etc., Transferred
Schedule 4.10(a)(i)     Non-Compete Products
Schedule 4.13           Pascagoula Equipment
Schedule 4.18(a)        CFC Employees at Tyrone, Dayton Pilot Plant Facility, Pascagoula and Jackson
Schedule 4.18(d)        Employee Benefit Plans
Schedule 4.19           Certain Terms in Exhibits D, E and F
Schedule 8.01(p)        Key Employees

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this thirteenth day of June, 2001, by and between CHEMFIRST FINE CHEMICALS, INC., a Pennsylvania corporation ("CFC"), and FIRST CHEMICAL CORPORATION ("First Chem") a Mississippi corporation (collectively CFC and First Chem are referred to as the "Sellers"), and ALBEMARLE CORPORATION, a Virginia corporation (the "Buyer").

     WHEREAS, Sellers are engaged in the CFC Business (as hereinafter defined) and manufacture CFC Products (as hereinafter defined) at production facilities located in or around Pascagoula, Mississippi; Tyrone, Pennsylvania; and Dayton, Ohio; and

     WHEREAS, Buyer desires to buy from Sellers, and Sellers desire to sell to Buyer, substantially all of the assets held by, or in the name of, Sellers on the Closing Date that are used or useful in connection with the operation of the CFC Business (the purchase and sale of those assets pursuant to this Agreement and the conclusion of the agreements contemplated by this Agreement, the "Transaction")

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "Accounting Arbitrator" has the meaning described in Section 2.05(b)(i)(4).

     "Accounts Payable" has the meaning described in Section 2.01(a).

     "Accounts Receivable" has the meaning described in Section 2.01(a).

     "Affiliate" shall mean any Person now or hereafter, directly or indirectly, controlling, controlled by or under common control with another Person. "Control" shall mean the right to vote (beneficially or otherwise) more than fifty (50%) percent of the voting securities of the Person, the right to designate a majority of its board of directors or other governing Person or body or the ability to direct or cause the direction of the management and policies of such Person.

     "Agreement" shall mean this Asset Purchase Agreement, including the Schedules and Exhibits.

     "Assignment and Assumption Agreement" has the meaning described in Section 2.01.

     "Assumed Contracts" has the meaning described in Section 2.01(i).

     "Assumed Liabilities" shall have the meaning set forth in Section 2.04(a).

     "Base Purchase Price" has the meaning described in Section 2.05(a).

     "Bill of Sale" has the meaning described in Section 2.01

     "Buyer's Charter" means the Buyer's Articles of Incorporation.

     "Buyer Indemnitees" has the meaning described in Section 5.02.

     "CFC" means ChemFirst Fine Chemicals, Inc., a Pennsylvania corporation.

     "CFC Products" means (i) all of the products historically associated with that portion of the CFC Business located at Tyrone, Pennsylvania and/or Dayton, Ohio or manufactured by CFC at its Tyrone, Pennsylvania or Dayton, Ohio facilities, including all products which have been manufactured, developed or sold through CFC's custom manufacturing and/or chemical services businesses and
(ii) the products listed in Schedule 1.01(a) which have been historically associated with that portion of the CFC Business located at Pascagoula, Mississippi or manufactured by CFC, or First Chem on behalf of CFC, in the batch operations of the First Chem Pascagoula, Mississippi facility, including the FirstCure(R) polymer additive products (which as of the date of this Agreement are being produced for CFC by First Chem). Notwithstanding the foregoing, CFC Products shall not include (i) products historically associated with First Chem's continuous operations business, or manufactured, developed or sold in the continuous operations of the First Chem Pascagoula, Mississippi facility, including aniline, toluenes or toluidines, (ii) the products, other than the products listed on Schedule 1.01(a), historically associated with First Chem's batch operations business, or manufactured, developed or sold in the batch operations of the First Chem Pascagoula, Mississippi, (iii) products historically associated with the business of either EKC Technologies, Inc. or TriQuest, L.P., or their Affiliates other than Sellers, or (iv) products manufactured, developed or sold by CFC which are used or useful in, or associated with, the electronics chemical industry, other than the products listed on Schedule 1.01(b) which shall be considered CFC Products, whether any of the products described in (i), (ii), (iii) or (iv) are also historically associated with the CFC Business or manufactured, developed or sold by CFC, or by First Chem on behalf of CFC, at any of their facilities.

     "CFC Business" means all of the businesses of CFC as historically conducted, including CFC's business of researching, developing, manufacturing, marketing and selling FirstCure(R) polymer additives (which as of the date of this Agreement are being produced for CFC by First Chem), as well as CFC's custom manufacturing and chemical services businesses. Notwithstanding the foregoing, CFC Business shall not include (i) the business historically conducted in the continuous operations of the First Chem Pascagoula, Mississippi facility, including the business associated with aniline, toluenes or toluidines, (ii) the business historically conducted in the batch operations of the First Chem Pascagoula, Mississippi facility other than business historically conducted by CFC associated with the products listed in Schedule 1.01(a), (iii) the business historically conducted by either of EKC Technologies, Inc. or TriQuest, L.P., or their Affiliates other than Sellers, or (iv) the business historically conducted by CFC associated with products which are used or useful in the electronics chemical industry other than business historically conducted by CFC associated with the products listed on Schedule 1.01(b), whether any of the businesses described in (i), (ii), (iii) or (iv) are also historically conducted by CFC.

     "Claims" means any and all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever.

     "Closing" and "Closing Date" have the meanings described in Section 7.01.

     "Closing Date Inventory Value" has the meaning described in Section 2.05(b)(i)(3).

     "Contingency Payments" has the meaning described in Section 2.05(a).

     "Contribution Margin" shall mean gross revenues on an FOB Tyrone Facility basis less variable costs, calculated in a manner consistent with CFC's past practices. CFC's past practices include defining variable costs as the total of raw material costs, direct waste costs, setup costs and packaging costs only.

     "Damages" shall mean any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character.

     "Dayton Equipment" has the meaning described in Section 2.01(f).

     "Dayton Pilot Plant Buildings" has the meaning described in Section
2.01(e).

     "Dayton Pilot Plant Facility" has the meaning described in Section 2.01(d).

     "Dayton Pilot Plant Lease" has the meaning described in Section 2.01.

     "Dayton Plant" shall mean the chemical manufacturing facility owned by CFC as of the date of this Agreement located at 1515 Nicholas Road, Dayton, Montgomery County, Ohio.

     "Dayton Real Property" is defined as the land owned by Sellers or their Affiliates, which is located in Dayton, Montgomery County, Ohio and is more particularly described in Schedule 1.01(c).

     "Deed" has the meaning described in Section 2.01.

     "Designated Pascagoula Equipment" has the meaning described in Section
4.13.

     "Disputed Accounting Matter" has the meaning described in Section 2.05(b)(i)(4).

     "December 31, 2000 Balance Sheet" has the meaning described in Section 3.01(d).

     "Documents " has the meaning described in Section 9.02.

     "Employee Benefit Plans " has the meaning described in Section 4.18(d).

     "Environmental Laws" shall mean any federal, state or local law, rule, regulation, permit, judgment, decree, order or agreement with any Governmental Authority applicable to the CFC Business and the Transferred Assets, relating to
(1) the protection, preservation or restoration of the environment or to human health or safety, or (2) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.Section.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.Section. 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections. 651 et seq., the Clean Air Act, 42 U.S.C.Sections. 7401 et seq., the Clean Water Act, 33 U.S.C.Sections. 121 et seq., the Safe Drinking Water Act, 42 U.S.C.Sections. 300f et seq., the Toxic Substances Control Act, 15 U.S.C.Sections. 2601 et seq. (the "TSCA"), and the Oil Pollution Act of 1990, 33 U.S.C.Sections.2702 to 2761, each as amended.

     "Environmental Permits" means all registrations, permits, licenses, and approvals issued by or on behalf of any Governmental Authority relating to the preservation or protection of the environment and applicable to CFC, the Transferred Assets, or the CFC Business.

     "Estimated Working Capital" has the meaning described in Section 2.05(b)(i)(2).

     "Excluded Assets" has the meaning described in Section 2.02.

     "Excluded Liabilities" has the meaning described in Section 2.04(b).

     "Financial Statements" has the meaning described in Section 3.01(d).

     "First Chem" means First Chemical Corporation, a Mississippi corporation.

     "Governmental Authority" means any public body, governmental, administrative or regulatory authority, agency, instrumentality or commission, including courts of competent jurisdiction and other tribunals, whether federal, state, local or foreign.

     "Hazardous Substances" means any pollutant, hazardous waste substances, hazardous waste materials, hazardous wastes or toxic wastes, as defined in any presently enacted Environmental Law; except, however, with respect only to claims by Buyer, its successors or assigns with respect to the presence at, on or beneath the Owned Real Property of Hazardous Substances, "Hazardous Substances" means any pollutant, hazardous waste substances, hazardous waste materials, hazardous wastes or toxic wastes, as defined in any presently enacted Environmental Law, in excess of allowed regulatory concentration limits (including, without limitation, those set forth in 40 CFR 261).

     "Health, Safety and Environmental Liability" means any Liability or Damages resulting or arising from or in connection with any action, suit, litigation, claim, demand, proceeding, investigation or arbitration relating to the CFC Business or the Transferred Assets that relates to:

          (i)  the protection of the environment, including:

               (A) compliance with any Environmental Laws, or health or safety laws, or any conditions of any Environmental Permits or other permits pertaining to environmental, health or safety.

               (B) the generation, storage, transport, treatment, cleanup, recycling, storage or disposal, or arrangement therefor, of any Hazardous Substances shipped to a facility owned or operated by a third party, and the release or threatened release of any Hazardous Substances from such facility, whether under CERCLA or otherwise;

               (C) the presence, release or threatened release of any Hazardous Substances, but excluding normal quantities of wastes and by-products which are generated in the Ordinary Course of Business and which are not required to be remediated or removed by Sellers pursuant to Environmental Law.

               (D) exposure to any Person, including past, present or future employees of Seller or Purchaser, to any product, raw material or Hazardous Substances generated, handled, produced, stored, used, recycled, treated or disposed of that contributes to any disease, injury or illne Section

          (ii) health and safety, including but not limited to any Liability or Damages under any applicable federal, state and local laws, rules, regulations, orders, directives, decrees or restrictions.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "HSR Notification Form" has the meaning described in Section 4.03.

     "Indemnified Party" and "Indemnifying Party" have the meanings described in
Section 5.04.

     "Instruments of Transfer" has the meaning described in Section 2.01.

     "Intellectual Property Rights" has the meaning described in Section
2.01(m).

     "Interim Period" has the meaning described in Section 4.08.

     "Inventory" has the meaning described in Section 2.01(a).

     "Key Employees " has the meaning described in Section 8.01(p).

     "KPMG" has the meaning described in Section 2.05(b)(i)(3).

     "KPMG Audit Schedule" has the meaning described in Section 2.05(b)(i)(3).

     "Liability" shall mean shall mean any liability or obligation, whether such liability or obligation is known or unknown, disclosed or undisclosed, asserted or unasserted, absolute or contingent, accrued or unaccrued, mature or unmatured or otherwise, including any liability for Taxes.

     "Material Adverse Effect" shall mean, with respect to a Person, the Transferred Assets or the CFC Business, as applicable, a loss, expense or cost which is materially adverse to the assets or condition (financial or otherwise) of that Person, Transferred Asset or the CFC Business, as applicable, taken as a whole, except for such loss, expense or cost that results from or arises out of any event, occurrence, fact, condition, change or development that affects the economy generally or the industry of the CFC Business as a whole.

     "Material Open Contracts" has the meaning described in Section 3.01(l).

     "Nitrobenzene and Nitrotoluene Supply Agreement" has the meaning described in Section 4.22.

     "Non-Compete Business" has the meaning described in Section 4.10(a)(ii).

     "Non-Compete Products" has the meaning described in Section 4.10(a)(i).

     "Ordinary Course of Business" shall mean the ordinary course of business, consistent with past practice (including with respect to quantity and frequency, as applicable).

     "Owned Real Properties" has the meaning described in Section 3.01(j).

     "Pascagoula Equipment" has the meaning described in Section 4.13.

     "Person" shall mean a natural person, a corporation, partnership (general or limited), a limited liability company, a trust, an unincorporated entity, a Governmental Authority, or any other type of legal entity.

     "Permits" has the meaning described in Section 2.01(j).

     "Permitted Exceptions" shall mean those easements, rights of way, restrictions, Security Interests and other exceptions to title set forth in
Schedule 1.01(d).

     "PwC" has the meaning described in Section 2.05(b)(i)(3).

     "Purchase Price" has the meaning described in Section 2.05(a).

     "Records" has the meaning described in Section 2.01(h).

     "Review Period" has the meaning described in section 2.05(b)(i)(3).

     "Security Interests" shall mean any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (i) liens for Taxes and assessments not yet due and payable, (ii) purchase money security interests and liens securing rentals under capital lease arrangements incurred in the Ordinary Course of Business, (iii) the Assumed Liabilities, and (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Busine Section.

     "Seller's Charter" means the Seller's Articles of Incorporation.

     "Sellers Indemnitees" has the meaning described in Section 5.01.

     "Services Agreement" has the meaning described in Section 4.06.

     "Scheduled Closing Date" has the meaning described in Section 7.01.

     "Tangible Personal Property" has the meaning described in Section 3.01(i).

     "Taxes" shall mean any federal, state, local or foreign gross or net income, gross or net receipts, windfall profits, severance, property, ad valorem, real estate, capital property (tangible or intangible), production, sales, use, value added, stamp, duty, business transfer, wealth, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of Sellers, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     "THPE Toll Manufacture Agreement " has the meaning described in Section
4.16.

     "Transaction" has the meaning described in the second Whereas clause.

     "Transferred Assets" has the meaning described in Section 2.01.

     "Transferred Employees" has the meaning described in Section 4.10(f).

     "Transition Supply Agreement" has the meaning described in Section 4.05.

     "2002 Payments" has the meaning described in Section 2.05(b)(ii)(1)(A).

     "2003 Payments" has the meaning described in Section 2.05(b)(ii)(1)(B).

     "2004 Payments" has the meaning described in Section 2.05(b)(ii)(1)(C).

     "Tyrone Equipment" has the meaning described in Section 2.01(c).

     "Tyrone Facility" has the meaning described in Section 2.01(b).

     "US GAAP" has the meaning specified in Section 1.03.

     "Working Capital" has the meaning described in Section 2.01(a).

     "Working Capital Adjustment" has the meaning described in Section 2.05(a).

     "Working Capital Audit" has the meaning described in Section 2.05(b)(i)(3).

     Section 1.02 Singular/Plural. Unless the context otherwise requires, words defined herein in the singular include the plural and words defined in the plural include the singular.

     Section 1.03 Accounting Terms. Any accounting terms used in this Agreement and not specifically defined shall have the meanings customarily given them in United States generally accepted accounting principles ("US GAAP").

     Section 1.04 Interpretation of "include". Whenever the word "include", or any form thereof, is used herein to describe a more general word or phrase, the list of items following is not meant to be all inclusive nor to be illustrative of the type of items described by the word or phrase, and the list of items shall not be a limitation on the general nature of the word or phrase.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

     Section 2.01 Sale of Assets; Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, (i) the Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall, in the manner and to the extent set forth herein, purchase or acquire from Sellers, all right, title and interest of Sellers in and to all of the assets and rights thereto (other than the Excluded Assets described in Section 2.02) used or intended for use in connection with the CFC Business as the same may exist on the Closing Date (the "Transferred Assets"), including the following assets of Sellers:

          (a) The working capital of the CFC Business owned by Sellers on the Closing Date ("Working Capital"), including the trade notes and accounts receivable, prepaid expenses, deposits and other receivables held by or on behalf of Sellers as of the Closing Date arising out of the CFC Business (collectively, the "Accounts Receivable") less the trade and non-trade payables and accrued expenses of Sellers relating to or incurred in connection with the business, operations or activities or inactivity of the CFC Business on or prior to the Closing Date (collectively, the "Accounts Payable"), as well as all the inventory which is used or intended for use in connection with the operation of the CFC Business, including raw materials, work-in-process, finished goods, supplies, materials, stores and spare parts, stored, kept or maintained by, or previously purchased and in transit to, Sellers, for or in connection with the CFC Business in the Ordinary Course of Business(the "Inventory"). The December 31, 2000 Balance Sheet reflects Working Capital as of December 31, 2000 of $30,974,000.00;

          (b) The land, including the buildings, structures and appurtenances thereon, owned by Sellers and located in or around Tyrone, Blair County, Pennsylvania as more particularly described on the attached Schedule 2.01(b) (the "Tyrone Facility");

          (c) The tangible assets and properties, including machinery and equipment, vehicles, rolling stock, tooling, tools, furniture, office equipment (including computers and data processing equipment), furnishings and fixtures, owned by Sellers and which are located at or associated with the Tyrone Facility ("Tyrone Equipment");

          (d) A leasehold interest, as more particularly described in Section 4.15, of that portion of the land owned by Sellers and located in or around Dayton, Montgomery County, Ohio as more particularly described on the attached
Schedule 2.01(d) (the "Dayton Pilot Plant Facility);

          (e) The buildings, structures and appurtenances, including the chemical manufacturing facilities, located on the land that constitutes the Dayton Pilot Plant Facility (the "Dayton Pilot Plant Buildings");

          (f) The following tangible assets: (i) the tangible assets and properties, including machinery and equipment, vehicles, rolling stock, tooling, tools, furniture, office equipment, furnishings and fixtures, owned by Sellers which are located at and used primarily in connection with the Dayton Pilot Plant Facility, and (ii) such other tangible assets and properties, including machinery and equipment, tooling, furniture, office equipment, furnishings and fixtures, owned by Seller which are located at CFC's Dayton, Ohio facility (but outside of the Dayton Pilot Plant Facility) which is listed on the attached
Schedule 2.01(f) (the tangible assets described in (i) and (ii) are collectively referred to as the "Dayton Equipment");

          (g) Subject to Section 4.13, the Designated Pascagoula Equipment;

          (h) Subject to Section 4.02, all of the following books and records held by Sellers that are used or intended for use in the CFC Business, including: all books; records; ledgers; files; documents; correspondence; customer, supplier and other lists; pricing and cost information, business and marketing plans and proposals; service, distribution, maintenance and marketing records; plats; surveys; architectural plans or drawings; specifications; advertising and promotional materials; procedure manuals; service and parts records; warranty records; archives; existing or set forth in any form whatsoever, including paper, electronic media, computer records, memory, tape or disk, microfilm, microfiche, image or other storage media; and copies of all other such records and documents in any form whatsoever described in this paragraph; but excluding the corporate minute books, seal, stock records and other records or documents related to the corporate formation, existence and maintenance of Sellers, and all records and documents relating to environmental matters to which Sellers have agreed pursuant to Article V hereof to indemnify Buyer, including waste manifests and waste characterizations (collectively, the "Records"); provided, however, Sellers shall at Closing furnish Buyer a copy of the records and documents relating to environmental matters which are retained by Sellers;

          (i) All of Sellers' rights, title and interests under those contracts, purchase orders, orders on letters of credit, customer orders and agreements to which either of Sellers are a party and all other commitments and/or binding obligations, and all Security Interests and guarantees in favor of or for the benefit of Seller, existing on the Closing Date, that arise in connection with the operation of the CFC Business (the "Assumed Contracts") and which are listed in Schedule 2.01(i);

          (j) All permits, approvals, franchises, authorizations and consents held or otherwise used or intended for use by Sellers in connection with the operation of the CFC Business arising out of and associated with CFC's operations at its Tyrone Facility (the "Permits"), including Environmental Permits, all as listed in Schedule 2.01(j);

          (k) All rights of Sellers under or pursuant to all warranties, representations, indemnities and guarantees made by suppliers, manufacturers and contractors in connection with CFC Products or the CFC Business, or affecting the real estate, machinery, equipment, furniture, fixtures or personalty of any kind used by Sellers in connection with the business or operations of the CFC Business;

          (l) All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, rights of recoupment (including any such items relating to the payment of taxes) arising out of or relating to the CFC Business or the Transferred Assets;

          (m) All of the following intellectual property rights of Sellers used or intended to be used in connection with the operations of the CFC Business or the Transferred Assets (the "Intellectual Property Rights"): (i) domestic and foreign patents (including patents, patent applications and disclosures, together with all reissuance, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, conception records and support documentation such as lab notebooks; (ii) trademarks (including Seller's FirstCure(R) trademark), trade dress, trade names, service marks (and all variations of and logos associated with such names), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets, technology and confidential information (including ideas, research and development), know-how, formulas, composition, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto and manufacturing and production processes and techniques, operating manuals, technical data, designs, drawings, specifications; (vi) all computer software and processes (including data and related documents, whether electronic written or otherwise); (vii) government approvals, permits, licenses, product registrations, filings, authorizations and approvals, and applications for any of the foregoing; and (viii) confidential information and other similar intangible assets. (Schedule 2.01(m) sets forth a list of the patents, patent applications, trademarks and trademark applications to be assigned to Buyer); and

          (n) All other tangible and intangible assets owned by Sellers on the Closing Date that are used or intended for use in connection with the operation of the CFC Business and are listed on Schedule 2.01(n).

          Sellers shall (1) transfer the Transferred Assets (other than the Tyrone Facility and the Dayton Pilot Plant Facility) to Buyer pursuant to a general assignment and bill of sale in the form of Exhibit A attached hereto (the "Bill of Sale") and an assignment and assumption agreement in the form of Exhibit B attached hereto (the "Assignment and Assumption Agreement"), (2) transfer the Tyrone Facility to Buyer pursuant to a deed, subject to the Permitted Exceptions, in the form of Exhibit C attached hereto (the "Deed") and
(3) transfer the leasehold interest in the Dayton Pilot Plant Facility pursuant to a lease in the form of Exhibit D (the "Dayton Pilot Plant Lease") (collectively with the Bill of Sale, Assignment and Assumption Agreement, the Deed and the Pilot Plant Lease shall be referred to as the "Instruments of Transfer").

     Section 2.02 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers shall retain and not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or acquire from Sellers, the following assets (the "Excluded Assets"):

          (a) Sellers' right, title and interest in and to the Dayton Real Property (including any Hazardous Substances stored or contained therein or thereunder) and any buildings, structures and appurtenances located on the Dayton Real Property, other than (i) a leasehold interest, as more particularly described in Section 4.15, of the Dayton Pilot Plant Facility and (ii) the Dayton Pilot Plant Buildings;

          (b) Sellers' right, title and interest in and to all real property and buildings at Sellers' Pascagoula Plant (including any Hazardous Substances stored or contained therein or thereunder);

          (c) Sellers' right, title and interest in the "ChemFirst" trademark, servicemark and tradename (and all variations of and logos associated with such names and marks, including the concentric circle of Cs);

          (d) Any loan agreements, indentures or other contracts or agreements for or relating to any indebtedness for borrowed money or guaranties of Seller of the obligations of any other Person; and

          (e) The assets listed on Schedule 2.02(e)

          (f) The Permits related to the use and operation of the Dayton Plant, including the Dayton Pilot Plant Facility, and Sellers' Pascagoula, Mississippi facility;

          (g) The tangible assets located at the Dayton Facility, other than the tangible assets set forth in Section 2.01(f).

     Section 2.03 Title to Transferred Assets. The Transferred Assets shall be sold, transferred, assigned and conveyed to Buyer by Sellers at Closing (except that the Designated Pascagoula Equipment shall be sold, transferred, assigned and conveyed at the time set forth in Section 4.13), free and clear of any and all Security Interests, other than the Permitted Exceptions.

     Section 2.04 Assumption of Liabilities.

          (a) On the Closing Date, immediately upon the conveyance, transfer and assignment of the Transferred Assets, Buyer shall assume, and agree and undertake to pay, perform and discharge as and when due, each of the following obligations, responsibilities, liabilities and debts (all of which are hereinafter referred to collectively as the "Assumed Liabilities"):

               (i) any and all Liabilities, including executory obligations, arising out of or relating to events or occurrences on and after the Closing Date with respect to the Assumed Contracts (other than to the extent such obligations are for the payment of money and are due and payable on or prior to the Closing), but in any case, not including any Liability for any breach of an Assumed Contract by Sellers occurring prior to Closing; and

               (ii) to the extent contained in Working Capital, the Accounts Payable, other than the Accounts Payable associated with the CFC Business at Pascagoula, Mississippi.

          (b) Except for the Assumed Liabilities, Liabilities incurred by Buyer in connection with the use or ownership of the Transferred Assets after Closing and as otherwise expressly set forth in this Agreement, Buyer shall neither assume, nor become responsible, directly or indirectly, for any Liability of Sellers, or for any claims or demand based thereon or attributable thereto (collectively, the "Excluded Liabilities"), and all such Excluded Liabilities, whether known, unknown, disclosed, undisclosed, direct, indirect, contingent, accrued, or otherwise, shall remain the sole obligation and responsibility of Sellers, including:

               (i) All Liabilities with respect to actions, grievances, arbitrations, charges, suits, claims, proceedings or investigations relating to the ownership or operation of the CFC Business or the Transferred Assets that arise from the ownership or operations of the CFC Business or the Transferred Assets prior to the Closing Date;

               (ii) All Health, Safety and Environmental Liabilities and all obligations arising in connection with the compliance with any Environmental, health or safety laws, arising from the ownership or operations of the CFC Business or the Transferred Assets prior to the Closing Date;

               (iii) Liabilities for (A) defective CFC Products manufactured and sold by Sellers prior to the Closing Date, (B) defective CFC Products manufactured prior to the Closing Date and sold after the Closing Date to the extent such Liabilities arise out of a manufacturing defect (including defects in labeling) which existed prior to the Closing Date, (C) for services rendered by Sellers prior to the Closing Date and (D) actual or alleged conflict or infringement of the intellectual property rights of third parties by Sellers that occurred prior to the Closing Date;

               (iv) Any Liability of Sellers for income and other Taxes arising in connection with the consummation of the Transaction (including any income Taxes arising because Sellers are transferring assets to Buyer or because Sellers have deferred gain on any deferred Intercompany transactions);

               (v) Any Liability arising out of or attributable to any Excluded Asset or otherwise expressly assumed by Sellers pursuant to this Agreement;

               (vii) Any Liability of Sellers arising from, relating to or incurred in connection with the use or ownership of the Pascagoula Plant, whether prior to or after the Closing, other than Liabilities in connection with Assumed Contracts relating to CFC Business associated with the Pascagoula Plant; and

               (viii) The Accounts Payable associated with the CFC Business at Pascagoula, Mississippi.

     Section 2.05 Consideration for the Transferred Assets.

          (a) Purchase Price. In consideration for the transfer of the Transferred Assets, the Buyer shall pay to Sellers, in accordance with this
Section 2.05, the aggregate of (i) the amount of Seventy-Four Million Dollars and No Cents ($74,000,000.00) (the "Base Purchase Price"), as adjusted in accordance with Section 2.05(b) (the "Working Capital Adjustment") plus (ii) the contingency payments set forth in Section 2.05(b)(ii) (the "Contingency Payments"). (The total of the Base Purchase Price (as adjusted by the Working Capital Adjustment) and the Contingency Payments shall be the "Purchase Price".)

          (b) Payment of the Purchase Price. The Purchase Price shall be paid by the Buyer as set forth in this Section 2.05(b).

               (i) Base Purchase Price Payment and Adjustment. The Base Purchase Price and the Working Capital Adjustment shall be paid as set forth in this Section 2.05(b)(i).

                    (1) Closing Date Payment. At the Closing, the Buyer shall pay the Seller, subject to the adjustment described in Sections 2.05(b)(i)(2) below, the Base Purchase Price of Seventy-Four Million Dollars and No Cents ($74,000,000.00). The amount to be paid by the Buyer at the Closing shall be made by wire transfer in immediately available funds, such wire transfer to be completed at or before 2:00 p.m. Jackson, Mississippi time on the Closing Date (provided the account designated by Sellers is located in the United States), pursuant to instructions to be given by the Seller.

                    (2) Closing Date Adjustment and Payment. At the Closing, Sellers shall deliver to Buyer their best estimate of the Working Capital as of the Closing Date (the "Estimated Working Capital"). The Estimated Working Capital shall be determined in a manner consistent with those methods used to calculate the Working Capital as set forth in the December 31, 2000 Balance Sheet of CFC, which reflected Working Capital of $30,974,000.00, except that (A) Accounts Payable associated with the CFC Business at Pascagoula, Mississippi shall be excluded from the calculation of Working Capital as of the Closing Date and (B) the prepaid expenses as of the Closing Date shall be calculated using actual prepaid expenses as of the Closing Date as opposed to using estimated allocations of prepaid expenses. If the Estimated Working Capital as calculated above exceeds $30,974,000.00, then the difference shall be added to the Base Purchase Price payable at Closing. If the Estimated Working Capital is less than $30,974,000.00, then the difference shall be subtracted from the Base Purchase Price payable at Closing.

                    (3) Post-Closing Date Adjustment. On the Closing Date, Sellers shall at their expense cause KPMG Peat Marwick, LLP ("KPMG") to conduct a physical count of the Inventory and determine the actual value of the Inventory as of the Closing Date, based on Sellers' costs (the "Closing Date Inventory Value"). In no case shall the cost of Inventory items exceed their market value, and the Inventory shall not include items recorded by Sellers as excess and obsolete in Sellers' inventory records in the Ordinary Course of Busine Section. Buyer, in conjunction with its independent public accountants, PricewaterhouseCoopers LLP ("PwC"), shall be entitled to observe and participate in the Inventory count conducted by Sellers at Buyer's own cost. As promptly as reasonably possible, but in any event within forty-five (45) days after the Closing Date, Sellers shall at their expense cause KPMG to conduct and complete an audit (the "Working Capital Audit") to determine the amount of Working Capital as of the close of business immediately preceding the Closing Date. Sellers shall cause KPMG to deliver, promptly after completion of the Working Capital Audit and in any event within forty-five (45) days after the Closing Date, a statement of Working Capital as of the Closing Date and a schedule (collectively, the "KPMG Audit Schedule") reconciling the Sellers' calculation of the Estimated Working Capital as of the Closing Date to the audited Working Capital as of the Closing Date as determined by the Working Capital Audit. KPMG's work papers shall, upon request of Buyer, be provided to the Buyer and PwC under KPMG's normal policies and procedures. The Working Capital Audit, and the determination of CFC's Working Capital as of the Closing Date, shall be prepared in accordance with US GAAP, applied on a basis consistent with CFC's past practices, except that (A) Accounts Payable associated with the CFC Business at Pascagoula, Mississippi shall be excluded from the calculation of Working Capital as of the Closing Date and (B) the prepaid expenses as of the Closing Date shall be calculated using actual prepaid expenses as of the Closing Date as opposed to using estimated allocations of prepaid expenses. KPMG's audit shall be conducted under generally accepted auditing standards, utilizing appropriate standards of materiality for a stand-alone entity. Buyer shall render all cooperation reasonably necessary in connection therewith. The Buyer shall have a period of up to 30 days following delivery of the KPMG Audit Schedule to review it and KPMG's supporting work papers (the "Review Period").

                    (4) Accounting Disputes. The parties shall endeavor to resolve any disagreements relating to the KPMG Audit Schedule within 20 days following the Review Period. If all disagreements relating to the KPMG Audit Schedule are not resolved within such time period, all matters in dispute (collectively, the "Disputed Accounting Matter") shall be resolved by promptly submitting the Disputed Accounting Matter for review to a nationally recognized independent accounting firm mutually acceptable to the Seller and the Buyer (the "Accounting Arbitrator"). If issues in dispute are submitted to the Accounting Arbitrator for resolution, (A) each party will furnish to the Accounting Arbitrator such workpapers or other documents and information relating to the disputed issues as the Accounting Arbitrator may request and as are available to that party (or its independent public accountants), (B) the determination by the Accounting Arbitrator, as set forth in a notice delivered to both parties by the Accounting Arbitrator, will be binding and conclusive on the parties, subject only to the claims of bias, prejudice or other similar misconduct, and (C) each party will be afforded the opportunity to present to the Accounting Arbitrator any material relating to the determination and to discuss the determination with the Accounting Arbitrator. The Accounting Arbitrator's decision with respect to the Disputed Accounting Matter shall be rendered within thirty (30) days following submission of the Disputed Accounting Matter to the Accounting Arbitrator.

                    (5) Post-Closing Date Payment. Within five (5) business days following the first to occur of (A) the agreement between the Buyer and Sellers as to the Working Capital as of the Closing Date or (B) the final determination of the Working Capital as of the Closing Date by the Accounting Arbitrator, the following action shall be taken. If the Estimated Working Capital estimated by the Sellers at Closing pursuant to Section 2.05(b)(i)(2) hereof is less than the amount of the Working Capital determined by the parties' agreement or the Accounting Arbitrator, the Buyer shall promptly pay the Seller the amount of such deficiency. If the Estimated Working Capital estimated by the Seller at Closing pursuant to Section 2.05(b)(i)(2) hereof exceeds the amount of the Working Capital determined by the parties' agreement or the Accounting Arbitrator, the Sellers shall promptly pay the Buyer the amount of such exce Section. All costs and expenses of KPMG related to the Working Capital Audit shall be borne by the Sellers, all costs and expenses of PwC related to the Working Capital Audit shall be borne by the Buyer, and all costs and expenses of the Accounting Arbitrator related to the resolution of a Disputed Accounting Matter shall be shared equally between the Sellers (1/2) and the Buyer (1/2).

                    (6) Inventory Review. Prior to Closing, and as soon as practical after execution of this Agreement, the parties will meet and attempt in good faith to identify and resolve which obsolete Inventory will be retained by Sellers and excluded from Working Capital.

               (ii) Contingency Payments. In addition to the payments set forth in Section 2.05(b)(i), Buyer shall pay to Sellers the payments set forth in this
Section 2.05(b)(ii).

                    (1) Payments. Buyer shall pay Sellers the following amounts:

                         (A) 2002 Payments. Buyer shall pay Sellers seventy
percent(70%) of the total Contribution Margin earned or accrued during calendar year 2002 by Buyer, or any Affiliate of Buyer, in connection with or associated with the processing of step 6 (including the distillation step) of the CFC Product now referred to as F-8426 (the "2002 Payments").

                         (B) 2003 Payments. Buyer shall pay Sellers fifty
percent (50%) of the total Contribution Margin earned or accrued during calendar year 2003 by Buyer, or any Affiliate of Buyer, in connection with or associated with the processing of step 6 (including the distillation step) of the CFC Product now referred to as F-8426 (the "2003 Payments").

                         (C) 2004 Payment. Buyer shall pay Sellers fifty percent
(50%) of the total Contribution Margin earned or accrued during calendar year 2004 by Buyer, or any Affiliate of Buyer, in connection with or associated with the processing of step 6 of the CFC Product now referred to as F-8426 (the "2004 Payments").

                    (2) Buyer's Efforts to Promote F-8426. Buyer shall use its reasonable, good faith efforts to retain the F-8426 business (including the processing of step 6) during the period from Closing to December 31, 2004 at a level equal to or greater than the forecasted production rates set forth in
Schedule 2.05(b)(ii)(2).

                    (3) Access to Records and Audit Rights. Within thirty (30) days of the end of each calendar quarter, Buyer shall provide Sellers with a written report which includes (A) the production volumes of F-8426 during the quarter and the volumes anticipated for the remainder of the calendar year and
(B) the amount of Contingency Payments accrued during the quarter and the amount of Payments anticipated to be earned during the remainder of the calendar year. If requested in writing by Sellers, at least ten (10) business days in advance, Buyer, and any Affiliate of Buyer, shall during normal business hours produce its books and records in connection with F-8426 in order to verify the amount of the payments to be made in accordance with Section 2.05(b)(ii), and other proper purposes in connection therewith, and Sellers shall have the right to annually have its outside accounting firm conduct an audit of Buyer's, or Buyer's Affiliate's, books and records to verify the correctness of the Contingency Payments made by Buyer. If it is determined that Buyer has under paid the Contingency Payments by fifteen percent (15%) or more, Buyer shall be responsible for the cost of such audit. Otherwise, Sellers shall be responsible for such audit costs.

                    (4) Time and Method of Payments. The Contingency Payments shall be due and payable upon the later of (i) (A) January 31, 2003 in the case of the 2002 Payments, (B) January 31, 2004 in the case of the 2003 Payments and
(C) January 31, 2005 in the case of the 2004 Payments or (ii) fifteen (15) days after the gross revenue on which the Contingency Payment is based is collected from the customer. The Contingency Payments shall be deemed earned or accrued in the calendar year the product toll processed is sold to the customer. The Contingency Payments shall be made by wire transfer in immediately available funds, such wire transfer to be completed on or before 2:00 p.m. on the due date (provided the account designated by Sellers is located in the United States), pursuant to instructions to be given by Sellers.

                    (5) Disputes. In the event of a dispute among the parties as to the amount of any Contingency Payment, if the parties are unable to agree on a resolution within twenty (20) days after the dispute arises, the matter shall be submitted to the Accounting Arbitrator designated in Section 2.05(b)(i)(4) and the procedures set forth in Section 2.05(b)(i)(4) shall be employed in resolving the dispute. Within five (5) business days following the first to occur of (A) the agreement between the Buyer and Sellers as to the correct amount of the Contingency Payment or (B) the final determination of the correct amount of the Contingency Payment by the Accounting Arbitrator, Buyer shall pay to the Seller the amount of the underpayment or Sellers shall refund to Buyer the amount of the overpayment, as the case may be.

     Section 2.06 Examination and Condition of the CFC Business and the Transferred Assets and Other Matters.

          (a) Examination by the Buyer. Subject to Section 3.01, the Buyer acknowledges that (i) all tangible personal property which constitutes Transferred Assets is used and (ii) it has made such investigation and examination of the Transferred Assets and the CFC Business as it deems necessary or desirable.

          (b) Condition of Transferred Assets and Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, (i) THE TRANSFERRED ASSETS ARE ACCEPTED "AS IS, WHERE IS" WITH ALL FAULTS AND (ii) SELLERS MAKE NO

OTHER REPRESENTATION OR WARRANTY OF ANY KIND AND DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE, EITHER WITH RESPECT TO THE TRANSFERRED ASSETS AND/OR THE CFC BUSINESS.

     Section 2.07 Consents and Approvals. To the extent that the sale, conveyance, transfer, assignment or new issuance of any Permit, agreement, lease, Assumed Contract or other document or instrument requires the consent of any Person other than Buyer or Sellers, Sellers and Buyer shall use their reasonable efforts to obtain, prior to Closing or as soon thereafter as is reasonably practical, all required consents. To the extent the sale, conveyance, transfer, or assignment of any of the Transferred Assets or the delegation by Sellers to Buyer of the Assumed Contracts may be prohibited, restricted or delayed pursuant to any provision or requirement of any applicable law, rule or regulation or may give rise to any right on the part of any other party thereto not to perform, or may release any such party from any of its obligations thereunder, this Agreement shall constitute an agreement to sell, transfer, assign and delegate such Transferred Assets and such agreements, leases and Assumed Contracts as soon as practicable following the compliance by Sellers and Buyer with such law, rule or regulation or the obtaining of any necessary consent or otherwise; provided, however, that from the Closing Date to the date such transfer is effected, Sellers shall, to the extent permitted by applicable law, rule or regulation, make available to Buyer, who shall accept and receive the substance of such asset and the economic and practical benefits of such assets, and Sellers and Buyer shall each bear their own costs associated with the delivery of the benefits thereof.

     Section 2.08 Title and Risk of Loss. Title, possession and risk of loss or destruction or damage to the Transferred Assets shall pass to Buyer as of Closing, except that title, possession and risk of loss or destruction or damage to the Designated Pascagoula Equipment shall pass to Buyer as set forth in
Section 4.13. The Transferred Assets will be delivered to and received by Buyer FOB the location of each Transferred Asset as of the Closing Date.

     Section 2.09 Further Assurances. At any time and from time to time after the date hereof, each of the parties hereto, at the request of any other party and without further consideration, will do such things, including, without limitation, executing and delivering instruments of sale, transfer, conveyance, assignment, confirmation and the like, as may be reasonably necessary in order to transfer, convey and assign to the Buyer and to confirm the Buyer's title in the Transferred Assets and to effectuate the transactions contemplated hereby.

     Section 2.10 Financial Statements. Buyer understands and agrees that (i) the CFC Business is and has been conducted by CFC and, in part, by First Chem,
(ii) the portion of the business of CFC associated with the Dayton Plant other than the Dayton Pilot Plant Facility is not included in the CFC Business and, therefore, not in the Financial Statements and (iii) the Financial Statements, including the December 31, 2000 Balance Sheet, were created solely for this transaction and that the information contained therein was determined from the books and records of accounts of both CFC and First Chem.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Section 3.01 Sellers' Representations and Warranties. As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

          (a) Organization and Qualification. First Chem is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Sellers' ability to sell the Transferred Assets. CFC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Sellers' ability to sell the Transferred Assets.

          (b) Corporate Power and Authority. The Sellers have the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Sellers. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Sellers have been duly executed and delivered by, and assuming this Agreement constitutes a valid and binding obligation of the Buyer, constitute the legal, valid and binding obligation of, the Sellers enforceable against the Sellers in accordance with their terms.

          (c) No Violations, Etc. Except as set forth in Schedule 3.01(c) hereto, neither the execution, delivery or performance by the Sellers of this Agreement and the other documents and instruments contemplated hereby nor the consummation of the transactions contemplated hereby will (i) violate, conflict with or constitute a default of the Sellers' respective Charters or Bylaws, each as may have been amended, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except as may be required under the HSR Act; (iii) violate, conflict with or constitute a default of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, obligation or commitment to which either of the Sellers is a party; or (iv) violate any law, rule or regulation or any judgment, decree, order or injunction applicable to the Sellers, except for conflicts, violations or defaults which would not have a Material Adverse Effect.

          (d) Financial Statements. The Sellers have previously furnished to the Buyer, and attached hereto as Schedule 3.01(d) is, the December 31, 2000 Balance Sheet of CFC (the "December 31, 2000 Balance Sheet"), and statements of income and operations for the year ended December 31, 2000 (collectively, the "Financial Statements"). Except as described in Schedule 3.01(d), the Financial Statements (i) have been prepared from the books of account and records of CFC and/or FirstChem, which were maintained on a basis consistent with CFC's and First Chem's past financial practices (since consolidation of the batch chemicals business in Pascagoula, Mississippi), (ii) are internal, unaudited statements and (iii) to the extent possible, recognizing the unique nature of the Financial Statements, have been prepared in accordance with US GAAP, consistently applied, subject to normal audit adjustments. The representations and warranties of this Section 3.01(d) are subject to qualifications of Section 2.10.

          (e) Taxes. Except as provided on Schedule 3.01(e) attached hereto, (i) all federal, state, local and foreign tax returns and tax reports required to be filed by Sellers with respect to the CFC Business have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed, other than those tax returns and tax reports the failure of which to file will not have a Material Adverse Effect and (ii) all Taxes (including, without limitation, income, accumulated earnings, property, sales, use, franchise, value added, fuel, employees' income withholding and social security taxes) which are shown to be due on such tax returns and tax reports, including all interest and penalties thereon, have been paid in full or provision has been made for the payment therefore in accordance with US GAAP. Neither Seller has taken or failed to take any action which could create or result in any lien for Taxes on any of the Transferred Assets.

          (f) Litigation. Except as set forth on Schedule 3.01(f), there is no
(i) action, suit, claim, proceeding or investigation pending or, to Sellers' knowledge, threatened against the CFC Business, the Transferred Assets or either of the Sellers (with respect to the CFC Business or the Transferred Assets), at law or in equity, or before or by any Governmental Authority, (ii) arbitration or similar proceeding relating to the CFC Business, the Transferred Assets or the Sellers (with respect to the CFC Business or the Transferred Assets) or
(iii) governmental inquiry pending or threatened against or involving the CFC Business, the Transferred Assets or the Sellers (with respect to the Transferred Assets) which in each case would have a Material Adverse Effect.

          (g) Compliance with Law. Except as set forth on Schedule 3.01(g), Sellers (with respect to the CFC Business and the Transferred Assets) have complied with and are not in default under any law, ordinance, legal requirement, rule, regulation, order, judgments, Permits or approvals, including but not limited to those pertaining to zoning, which, if Sellers were in noncompliance or default thereof, would have a Material Adverse Effect.

          (h) Licenses and Permits. Except as set forth in Schedule 3.01(h), Sellers (with respect to the CFC Business and the Transferred Assets) have all licenses and Permits necessary for the use or operation of the CFC Business and the Transferred Assets as presently used or operated by Sellers as of the date of this Agreement, except for any licenses or Permits the failure of which to have would not have a Material Adverse Effect. Sellers (with respect to the CFC Business and the Transferred Assets) have materially complied with all conditions and requirements imposed by their licenses and Permits and neither Seller (with respect to the CFC Business and the Transferred Assets) has received any notice that any appropriate authority intends to cancel or terminate any of their licenses or Permits or that valid grounds for such cancellation or termination exist.

          (i) Tangible Owned Properties. Set forth in Schedule 3.01(i) is a schedule which lists all property and equipment (excluding real property) owned or leased by Sellers with respect to the CFC Business and which constitute Transferred Assets (collectively, the "Tangible Personal Property"). Except as shown on Schedule 3.01(i) hereto and except for Claims which do not have a Material Adverse Effect, Sellers have good and marketable title free and clear of all Claims to such Tangible Personal Property. With respect to Tangible Personal Property leased by Sellers as lessee, all leases, conditional sale contracts, franchises or licenses pursuant to which Sellers may hold or use (or permit others to hold or use) such Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except where such a default would not have a Material Adverse Effect. Sellers' possession and use of such property has not been disturbed and no claim has been asserted against Sellers adverse to their rights in such leasehold interests.

          (j) Owned Real Property. Set forth in Schedule 3.01(j) is a schedule which lists or describes the Tyrone Facility and the Dayton Pilot Plant Facility (collectively, the "Owned Real Properties"). Except (i) as set forth in Schedule 3.01(j), (ii) for Permitted Exceptions and (iii) for those Claims which do not have a Material Adverse Effect, Sellers have good and marketable title free and clear of all Claims to the Owned Real Property. No notice from any governmental body or other person has been served upon, or received by, Sellers, nor are Sellers aware that any such notice is contemplated or planned to be served upon Sellers, claiming any violation of any ordinance, law, rule or regulation relating to zoning, land use regulation or other similar matter, or requiring any substantial work, repairs, reclamation, construction, alterations or installation on or in connection with the Owned Real Property which has not been complied with or that any right of access or other right enjoyed by Sellers is being modified or terminated, except as set forth on Schedule 3.01(j) hereto or except as to which would not have a Material Adverse Effect. There are no violations of any covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of the Owned Real Properties, except those violations which do not have a Material Adverse Effect. There are no pending or, to the knowledge of Sellers, threatened condemnation or similar proceedings or assessments affecting any of the Owned Real Properties.

          (k) Environmental Matters.

               (i) Environmental Matters. With respect to the CFC Business and the Transferred Assets, except as set forth in Schedule 3.01(k) and except for such matters that would not have a Material Adverse Effect, (1) Sellers are in compliance with all applicable Environmental Laws; (2) neither Seller has received or is aware of any actual Claims, notices, demand letters, lawsuits or requests for information from any Governmental Authority or any private third party alleging that Sellers are in violation of, or liable under, any Environmental Laws; and (3) Sellers are not subject to any court order, administrative order or decree relating to any of the CFC Business or the Transferred Assets arising under any Environmental Laws.

               (ii) Except as set forth in Schedule 3.01(k), with respect to the CFC Business and the Transferred Assets, to the extent Sellers have processed, stored, disposed, transported, handled, emitted, discharged, or released any Hazardous Substances, Sellers have obtained and adhered to all necessary Permits and other approvals necessary for such processing, storage, disposal, transportation, handling, emitting, discharging or releasing, where the failure to obtain or adhere to such Permits or other approvals would have a Material Adverse Effect.

          (l) Outstanding Commitments. Schedule 3.01(l) hereto sets forth with respect to the CFC Business each of the open contracts, purchase orders and commitments for the supply of goods or services in excess of $50,000.00 (collectively, the "Material Open Contracts"). Except as set forth in Schedule 3.01(l), with respect to the Material Open Contracts set forth in Schedule 3.01(l) hereto (i) each is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and (ii) there are no existing defaults by Sellers, and neither Seller has been informed of an event of default thereunder, which default would result in a Material Adverse Effect.

          (m) Intangibles and Intellectual Property. Except as set forth in
Schedule 3.01(m) hereto, there are no claims or demands of any person nor any proceedings pending, or to the Sellers' knowledge, threatened with respect to the Intellectual Property Rights and Sellers are not, to their knowledge, aware of any person or entity infringing upon such Intellectual Property Rights. The Intellectual Property Rights do not infringe any patents, copyrights or trade secrets held by any third person, except for such infringement which would not have a Material Adverse Effect. Sellers own or possess the licenses or other rights to all the Intellectual Property Rights identified in Schedule 2.01(m).

          (n) Insurance. Set forth in Schedule 3.01(n) hereto is a list of the policies of liability, property damage, fire, workers' compensation/employer's liability, title or other forms of insurance insuring Sellers (with respect to the CFC Business and the Transferred Assets) as of 11:59 p.m. the day before the Closing Date, and Schedule 3.01(n) also includes a list of the general commercial liability policies insuring Sellers (with respect to the CFC Business) for each of the previous five (5) years. Except as set forth in
Schedule 3.01(n), Sellers do not have a claim pending or anticipated against any of the insurance carriers under any of such policies and to Sellers' knowledge there is no current basis for any such claim.

          (o) Transferred Assets. Except as set forth in Schedule 3.01(o), the Records include all records owned by the Sellers in respect of the CFC Business or the Transferred Assets or which Sellers have used or intended to be used in the CFC Business or the Transferred Assets as conducted by Sellers.

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

          (p) No Changes Since December 31, 2000. Since December 31, 2000, and except as set forth on Schedule 3.01(p), there has not been any changes in the CFC Business carried out by Seller which have had a Material Adverse Effect on the CFC Business. More particularly, except as set forth on Schedule 3.01(p) and except as would not have a Material Adverse Effect on the CFC Business, between December 31, 2000 and the Closing Date:

               (i) The CFC Business has been conducted in the Ordinary Course of Business consistent with past practices;

               (ii) Sellers have not disposed or agreed to dispose of any Transferred Assets, except in the Ordinary Course of Business;

               (iii) Sellers have not created or suffered to be imposed any Security Interest on or against the Transferred Assets; and

               (iv) Sellers have not delayed or postponed outside the Ordinary Course of Business the payment of any Accounts Payable and other Liabilities constituting the Assumed Liabilities solely in contemplation of this Agreement.

          (q) Customers, Distributors and Suppliers. Schedule 3.01(q) contains a true and complete list of all distributors, representatives and agents of Sellers (with respect to the CFC Business) and a true and complete list of Sellers' customers that represent 5% or more of the CFC Business revenues for the twelve months ended as of the date of this Agreement. Schedule 3.01(q) contains a true and complete list of all persons who provided goods or services to Sellers (with respect to the CFC Business or the Transferred Assets) in the twelve months ended as of the date of this Agreement to which Sellers paid $25,000 or more since the beginning of said period.

          (r) Capacity of Tyrone Facility. As of the Closing Date, the capacity of the Tyrone Facility is, under normal operating conditions, sufficient to produce the quantity of product set forth in the calendar year 2002 forecast attached hereto as Schedule 3.01(r) according to the estimated production schedule set forth in Schedule 3.01(r), subject to ordinary and customary plant adjustments and set-up.

          (s) Brokers. Neither Seller has paid or has become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

          (t) Sellers' Employee Information. To the best of Sellers' knowledge, the Records contain all employee records and documents with respect to each employee of Sellers or any of its Affiliates who is engaged or involved in the CFC Business or the Transferred Assets.

     Section 3.02 Buyer's Representations and Warranties. As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Seller as follows:

          (a) Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Buyer's ability to purchase the Transferred Assets.

          (b) Buyer Corporate Power and Authority. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Buyer. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.

          (c) No Violations, Etc. Except as set forth in Schedule 3.02(c), neither the execution, delivery or performance by the Buyer of this Agreement and the other documents and instruments contemplated hereby nor the consummation of the transactions contemplated hereby will (i) violate, conflict with or constitute a default of the Buyer's Charter or Bylaws, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except as may be required under the HSR Act, (iii) violate, conflict with or constitute a default of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, obligation or commitment to which the Buyer is a party, or (iv) violate any law, rule or regulation or any judgment, decree, order or injunction applicable to the Buyer.

          (d) Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Buyer's knowledge, threatened against or affecting the Buyer, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Buyer or (iii) governmental inquiry pending or threatened against or involving the Buyer, which in each case would materially impair the Buyer's ability to consummate the transactions contemplated hereby.

          (e) Brokers. Buyer has neither paid nor has become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

     Section 4.01 Trademarks, Servicemarks, Copyrights and Trade Names. This Agreement does not convey or transfer legal or equitable title to any trademarks, copyrights, trade names or trade designations which are owned, used or controlled by ChemFirst Inc. or the Sellers and used in connection with the CFC Business, except those which are set forth on Schedule 4.01. No right, title or interest, express or implied, is granted to the Buyer to use any trademarks, copyrights, trade names or trade designations of ChemFirst inc. or the Sellers except those listed on Schedule 4.01. All of ChemFirst Inc.'s or the Sellers' respective right, title and interest in those certain trademarks listed on
Schedule 4.01 to be transferred to the Buyer will be transferred or conveyed to the Buyer as of the Closing Date. Without limiting the generality of anything herein, no rights are in any way transferred or conveyed to the trade names and/or trademarks "ChemFirst", "ChemFirst Inc.," "First Chemical Corporation," "ChemFirst Fine Chemicals, Inc." or the ChemFirst concentric Cs. The Buyer shall, within one hundred eighty (180) days after the Closing Date, obliterate or remove all trademarks, copyrights, trade names or trade designations belonging or licensed by or to the Sellers or ChemFirst Inc. which, after the Closing Date, remain on the Transferred Assets. For a period of up to one hundred eighty (180) days after the Closing Date, Buyer has the right to use the name "ChemFirst Fine Chemicals" or "ChemFirst Fine Chemicals, Inc." for purposes of communicating to customers, vendors and other relevant parties the fact that the Buyer has purchased the CFC Business and the Transferred Assets. Within thirty (30) days after the Closing, Sellers shall cause CFC to change its corporate name to a name which does not use the name " Fine Chemicals"

     Section 4.02 Access to Records and Employees-Post Closing. After Closing and upon reasonable prior notice, Buyer shall provide the Sellers and its authorized agents, upon their request, reasonable access during normal business hours to the books, records and data being transferred to the Buyer on the Closing Date, in order to enable the Sellers to: (i) facilitate the preparation of financial statements and tax returns; (ii) respond to tax audits, investigations, claims, amended returns, or other proceeding in connection therewith; (iii) comply with the rules and regulations of the U.S. Internal Revenue Service, the U.S. Securities and Exchange Commission or other Governmental Authority; (iv) investigate, respond to, prosecute or defend any claim, demand or litigation made by or against the Sellers, or (v) for other proper purposes. For a period of three (3) years following the Closing Date, the Buyer shall not discard any books or records, either in paper or electronic form, being transferred to the Buyer on the Closing Date without thirty (30) calendar days prior written notice to the Sellers.

     Section 4.03 Access to Records and Employees-Pre-Closing. Sellers shall permit Buyer and its representatives after the date of execution of this Agreement and prior to the Closing Date to have reasonable access, during regular business hours and upon reasonable advance notice, to the properties and to the books and records of Sellers which relate to the CFC Business. In the event of the termination of this Agreement, Buyer shall (a) promptly deliver to Sellers all documents Buyer received from Sellers or their affiliated companies in contemplation of this transaction and (b) certify to Sellers that Buyer has destroyed, or caused to be destroyed, documents, work papers and other materials generated by Buyer or its representatives reflecting information obtained from Sellers or their respective representatives in contemplation of this transaction.

     Section 4.03 Preparation of HSR Act Filings. If reasonably required by counsel, as soon as practicable, each of the Seller and the Buyer shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice a pre-merger notification form (the "HSR Notification Form") and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act, which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. The parties shall cooperate fully with one another in connection with the preparation of such filings. The Buyer (1/2 share) and Sellers (collectively 1/2 share) shall share payment of the filing fee for the HSR Notification Form.

     Section 4.04 No Solicitation of the Seller's or CFC's Employees. In the event the transaction contemplated hereby is not consummated, neither the Buyer nor any affiliated company of the Buyer will, for a period of two (2) years from the date hereof, solicit (except through advertisements offered to the general public) or endeavor to entice away any person who is, on the date this Agreement is executed or thereafter, an employee or officer of the Sellers or any of their affiliated companies.

     Section 4.05 Transition Supply. The Buyer understands and acknowledges that certain of the CFC Products (including those with requalification requirements) are currently being produced at First Chem's Pascagoula, Mississippi facility, that production of such products is being transferred to the Tyrone Facility and that after the Closing such products will no longer be produced for the CFC Business at the Seller's Pascagoula facility. In order to facilitate the transfer of production of such products to Buyer's Tyrone Facility and if necessary, during a transition period of not more than six (6) months from and after the Closing Date, in order to meet customer demand for such products, at the Closing the Sellers agree to enter a supply agreement with Buyer substantially in the form attached hereto as Exhibit E (the "Transition Supply Agreement").

     Section 4.06 Services Agreement. At the Closing, Sellers, or an Affiliate of Sellers, and Buyer agree to enter into a Services Agreement in the form attached hereto as Exhibit F (the "Services Agreement").

     Section 4.07 Information Systems. To the extent the Sellers may lawfully do so without breach of any agreement or license, for a period of eight (8) months from and after the Closing Date, the Sellers will allow the Buyer to have access and use to so much of the Sellers' information systems as is reasonably necessary to facilitate the transfer to the Buyer of the financial and production information related to the CFC Business or the Transferred Assets which is contained in the Seller's information systems.

     Section 4.08 Conduct of Business. During the period between signature of this Agreement and the Closing Date ("Interim Period"), Sellers agree that:

          (a) Sellers shall operate the CFC Business in the ordinary and usual course of business, consistent with past practices, and Sellers will endeavor to promptly advise Buyer in writing of (i) any Material Adverse Change in the financial condition of the CFC Business or the Transferred Assets or (ii) any material adverse development causing a breach of any of Sellers' representations, warranties, or covenants contained herein, to which Sellers become aware.

          (b) Sellers (with respect to the CFC Business) shall not, other than in the ordinary and usual course of business, consistent with past practices,
(i) acquire or dispose of any fixed assets or acquire or dispose of any other material assets, (ii) increase the rate or terms of compensation of any officer or employee or increase the rate or terms of or enter into any new employee benefit, option, bonus, insurance, pension, severance or termination pay, fringe benefit or incentive plan, program or arrangement or employment or consulting contract (other than those terminable at will upon less than thirty (30) days notice and without any termination or severance obligation) or (iii) encumber any of its properties.

          (c) Sellers shall conduct the CFC Business in accordance with all applicable laws, regulations and orders of any Governmental Authority, including Environmental Laws.

     Section 4.09 Payments on Account of Accounts Receivable. If Sellers receive payments for Accounts Receivable which have not been re-assigned to Sellers pursuant to Section 4.20, then Sellers shall promptly remit to Buyer after receipt any such payments, but in any case no later than five (5) business days after such payment is received. If Buyer receives payments for Accounts Receivable which have been re-assigned to Sellers pursuant to Section 4.20, then Buyer shall promptly remit to Sellers after receipt any such payments, but in any case no later than five (5) business days after such payment is received.

     Section 4.10 Non-Competition and Confidentiality.

          (a) Definitions. As used in this Section 4.10, the following words shall have the following respective meanings:

               (i) Non-Compete Product or Products. "Non-Compete Products" shall mean the chemical products listed on Schedule 4.10(a)(i) and the homologs of the chemical products listed on Schedule 4.10(a)(i), and "Non-Compete Product" shall mean any one of the chemical products listed in Schedule 4.10(a)(i). Except as noted in Schedule 4.10(a)(i), the chemical products listed on Schedule 4.10(a)(i) include the chemical products which Sellers believe are the chemical products which have been manufactured and sold (including the chemical products developed or being developed for manufacture or sale) during the twelve months prior to the Closing Date by CFC and/or First Chem doing business as ChemFirst Fine Chemicals.

               (ii) Non-Compete Business. "Non-Compete Business" shall mean the business of the manufacture and/or sale of one or more Non-Compete Products and businesses which directly compete with the FirstCure(R) polymer additives business being acquired by Buyer hereunder.

          (b) Non-Compete Obligations. Sellers agree that for a period of ten
(10) years from and after the Closing they will not, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other Person (except for the Buyer):

               (i) engage in (whether as a stockholder, owner, trustee, partner, financier, agent, joint venturer, or in a managerial capacity, whether as an independent contractor, consultant, advisor, or as a representative of any Person) the Non-Compete Business or have any interest, direct or indirect, in any Person engaged in the Non-Compete Business; or

               (ii) manufacture or sell any Non-Compete Products.

          (c) Exceptions. Section 4.10(b), and the obligations of noncompetition contained therein, shall not, however, apply with respect to:

               (i) the acquisition and holding by Sellers, or any Affiliate of Sellers, as a passive investment, of not more than five percent (5%) of the outstanding shares of any corporation engaged in the Non-Compete Business; or

               (ii) any Person, which acquires (whether through purchase, merger or otherwise) all or substantially all of the outstanding capital stock of either Seller (or ChemFirst Inc.) or all or substantially all of the assets of either Seller (or ChemFirst Inc.), provided, however, (i) at the time of such acquisition, such Person was not an Affiliate of either Seller or of ChemFirst Inc., (ii) such Person does not use that portion of the plant and equipment presently located at First Chem's Pascagoula, Mississippi facility which was used to produce the Non-Compete Products, to manufacture or sell the Non-Compete Product and (iii) such Person does not use the Intellectual Property Rights acquired by Buyer hereunder to manufacture or sell the Non-Compete Product; or

               (iii) any Person, which acquires (whether through purchase, merger or otherwise) all or substantially all of the outstanding capital stock of either Seller (or ChemFirst Inc.) or all or substantially all of the assets of either Seller (or ChemFirst Inc.), provided, however, (i) at the time of such acquisition, such Person was not an Affiliate of either Seller or of ChemFirst Inc. and (ii) during the five year period immediately prior to such acquisition either manufactured, sold or offered for sale the Non-Compete Product; or

               (iv) any Person which acquires the equipment used in First Chem's Pascagoula, Mississippi batch operations, provided, however, such Person, within the five (5) year period immediately prior to such acquisition, manufactured, sold or offered for sale the Non-Compete Product; or

               (v) the manufacture and/or sale of goods incorporating one or more Non-Compete Products or to which one or more Non-Compete Products are applied where the Non-Compete Products are only incidental components of such goods and where Seller does not participate in the manufacture or sale of the Non-Compete Products; or

               (v) the manufacture and/or sale of raw materials and intermediate component materials which may be used in the manufacture of one or more Non-Compete Products, or of goods which compete with the Non-Compete Products.

          (d) Reasonableness and Reformation. If any court of competent jurisdiction shall finally hold that the time, territory or any other provision set forth in Section 4.05(b) constitutes an unreasonable restriction, such provision shall not be rendered void, but shall apply as to such time, territory or to such other extent as such court may determine a reasonable restriction under the circumstances involved. Sellers acknowledge that the restrictions contained in Section 4.05(b) are reasonable and necessary to protect the legitimate interests of Buyer and acknowledges that, in addition to all remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all adverse consequences arising from such breach.

          (e) Confidentiality. During the period commencing on the Closing Date and ending on the tenth (10th) anniversary of the Closing Date, Sellers will keep confidential all information in the possession of Sellers that is confidential or proprietary to the CFC Business, the CFC Products, the Transferred Assets or Buyer. The provisions of this Section 4.05(e) shall not apply to the disclosure by Seller of any information, documents or materials (i) which are, or become, publicly available, other than by reason of a breach of this Section 4.05(e) by Sellers, (ii) received after the Closing from a third party not bound by any confidentiality agreement with Buyer or (iii) required by applicable law to be disclosed by Seller, provided that, in the case of the immediately foregoing (iii), the Person intending to make disclosure of confidential information will notify Buyer in advance of disclosure of such information and, to the extent practicable, provide Buyer reasonable opportunity to prevent disclosure of such information.

          (f) No Solicitation. Sellers will not hinder in any way before Closing Buyer's employment of any of the Key Employees. Employees of Sellers who become employees of Buyer on the Closing Date, or, to the extent consistent with Buyers' offer of employment, become employees of Buyer not later than sixty (60) days, and who continue employment with the Buyer thereafter, are referred to as "Transferred Employees." Transferred Employees include the Key Employees. Sellers shall not solicit or make offers of employment to any Transferred Employee for a period of two (2) years after said Transferred Employee commences employment with Buyer.

     Section 4.11. Proration of Taxes and Transfer Taxes. All real estate, ad valorem and other similar taxes imposed on the Transferred Assets for the year 2001 but not yet due and payable shall be prorated between Seller and Buyer as of the Closing Date. All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be for the account of party obligated to pay under applicable law.

     Section 4.13 Pascagoula Equipment. Buyer shall have the right to elect, but not the obligation, to acquire and remove any or all of the equipment listed on
Schedule 4.13 from First Chem's Pascagoula, Mississippi facility which is used in the CFC Business (the "Pascagoula Equipment"). If Buyer elects to acquire any of the Pascagoula Equipment, then not earlier than the date on which Sellers shall have completed their obligations under the contract referred to in Section
4.05 and not later than 90 days following the date of completion of Seller's obligations under the contract referred to in Section 4.05, Buyer shall provide written notice to Sellers that it is electing to exercise the right provided by this Section 4.13 and designate such of the Pascagoula Equipment it elects to acquire (the "Designated Pascagoula Equipment"). Sellers will cooperate with Buyer on arranging the transfer of Designated Pascagoula Equipment such that Buyer may complete the removal of the Designated Pascagoula Equipment not later than 180 days following the date of completion of Seller's obligations under
Section 4.05. With respect to any of the Pascagoula Equipment as to which Buyer does not, within the time period prescribed above, give Sellers written notice of its election to acquire and remove, then Buyer shall have waived its right to acquire and remove any such Pascagoula Equipment and such Pascagoula Equipment shall remain the property of Sellers. Buyer shall be responsible for and pay the actual out-of-pocket costs of dismantling, removing and transporting the Designated Pascagoula Equipment, including any authorizations and Permits that may be necessary to remove and relocate the Designated Pascagoula Equipment to another location, and Buyer shall not be required to pay for any other costs associated with First Chem's Pascagoula, Mississippi facility in connection with removal of the Designated Pascagoula Equipment, including the cost of dismantling or decontaminating any equipment located at First Chem's Pascagoula, Mississippi facility other than the Designated Pascagoula Equipment. Title, possession and risk of loss or destruction or damage to the Designated Pascagoula Equipment shall pass to Buyer upon the beginning of the dismantling and packaging for shipment of such Equipment by or on behalf of Buyer. Notwithstanding anything to the contrary herein, Buyer shall accept all risk of, and Sellers shall have no liability for, loss, destruction or damage to the Designated Pascagoula Equipment arising out of the dismantling, packaging or shipment of the Designated Pascagoula Equipment.

     Section 4.14. Insurance. The insurance coverages provided by the policies listed in Schedule 3.01(n) are provided under Sellers' insurance program and will cease to provide coverage to the CFC Business or the Transferred Assets for occurrences after the Closing. On or before the Closing, Buyer will replace such policies with policies acceptable to Buyer.

     Section 4.15. Dayton Pilot Plant Lease. At Closing, Buyer and CFC shall enter into a long term lease of at least ninety-nine (99) years, with an option to lease for an additional ninety-nine (99) years, whereby Buyer leases from CFC the Dayton Pilot Plant Facility (the "Dayton Pilot Plant Lease"). Such lease shall substantially be in the form attached hereto as Exhibit D.

     Section 4.16. THPE Toll Manufacture Agreement. At Closing, Buyer agrees to enter with Sellers' Affiliate, TriQuest, L.P., a toll manufacturing agreement (the "THPE Toll Manufacture Agreement") whereby Buyer agrees to manufacture for TriQuest, L.P. the chemical product known as THPE . The THPE Toll Manufacture Agreement shall be in a form attached hereto as Exhibit G.

     Section 4.17. Post Closing Assistance. During the first six (6) months after Closing, Sellers agree to provide Buyer technical assistance at the Tyrone Facility to assist Buyer in the transfer of production of CFC Products from CFC's Pascagoula, Mississippi facility to the Tyrone Facility. The first two hundred forty (240) hours of such technical assistance shall be at no cost to Buyer, and Buyer agrees to pay Sellers $50.00 per hour per technical person plus travel expenses for technical assistance in excess of two hundred forty (240) hours. ANY SUCH TECHNICAL ASSISTANCE PROVIDED BY SELLERS SHALL BE WITHOUT WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, AND ALL WARRANTIES WITH RESPECT TO SUCH ASSISTANCE ARE HEREBY DISCLAIMED. BUYER AGREES THAT SELLERS SHALL NOT BE LIABLE FOR , AND BUYER ASSUMES ALL RISK OF, SUCH TECHNICAL ASSISTANCE.

     Section 4.18. Employees and Employee Benefit.

          (a) Termination and Offer of Employment to Tyrone and Dayton Pilot Plant Employees. Attached hereto as Schedule 4.18(a) is a list of all employees of CFC employed at the Tyrone Facility, at the Dayton Pilot Plant Facility, at Pascagoula, Mississippi and at Jackson, Mississippi. The employment of the employees employed by CFC at the Tyrone Facility and the Dayton Pilot Plant shall be terminated as of the Closing, and Buyer shall offer employment to such employees simultaneous with the termination of their employment by CFC. Offers of employment to all Transferred Employees, including those employed at the Tyrone Facility and the Dayton Pilot Plant Facility, will be at a salary comparable to the salary at which such employees are presently employed by Sellers. Sellers shall be responsible for the payment of any severance payments owed by Sellers to employees of CFC or First Chem who are terminated as a result of this Transaction and who do not become Transferred Employees.

          (b) Pension or Retirement Plan Benefits to Transferred Employees. With respect to pension, retirement and savings benefit plans provided by Buyer to Transferred Employees which require a vesting period, Buyer shall credit, for vesting purposes only, each Transferred Employee with the number of years of service credited to such Transferred Employee as of the Closing Date that such Transferred Employee has under the comparable benefit plan provided by Sellers.

          (c) Medical, Dental, Prescription Drugs and Health Plans. Sellers shall allow the Transferred Employees to continue participation until December 31, 2001 in any of Sellers' medical, dental and prescription drug plans that such Employees participated in as of the termination of their employment by Sellers. Buyer shall reimburse Sellers for the employer contribution portion of any premiums or other such payments made by Sellers and all benefit costs for claims after Closing, incurred by Sellers in connection with the providing of such coverage. Sellers shall invoice Buyer for such premiums and benefit costs no more frequently than monthly, and Buyer shall pay such invoices within thirty
(30) days.

          (d) Employee Benefit Plans. The employee benefit plans listed in
Schedule 4.18(d) are plans maintained by Sellers, or Affiliates of Sellers, including ChemFirst Inc., with respect to Transferred Employees (the "Employee Benefit Plans"). Notwithstanding anything to the contrary in this Agreement, including anything in Section 2.01, the Employee Benefit Plans, and the assets thereof and in connection therewith, are not being transferred or conveyed hereunder to Buyer but are being retained by Sellers and/or Affiliates of Sellers. Upon termination of their employment by CFC, Sellers shall fully vest the Transferred Employees in those Employee Benefit Plans requiring a vesting period, the Transferred Employees' participation in the Employee Benefit Plans will be terminated, and neither Sellers (including any Affiliate of Sellers) nor the Employee Benefit Plans shall have any further liability to either Buyer or the Transferred Employees, except as otherwise provided according to the terms and conditions of the Employee Benefit Plans with respect to terminated employees.

     Section 4.19 Schedules and Exhibits. The parties understand and agree that the Schedules and Exhibits to this Agreement may not be complete at the time this Agreement is executed. In such event, the parties each agree to exercise good faith and reasonable diligence in preparing and completing Schedules and Exhibits as soon after execution as is practical, with Exhibits D, E and F each respectively containing at least the points set forth in Schedule 4.19. Upon completion of the Schedules and Exhibits with terms to the reasonable satisfaction of the parties, the Schedules and Exhibits shall be attached to this Agreement and shall become a part hereof as if such Schedules and Exhibits had been completed and attached hereto at the time of execution of this Agreement by the parties.

     Section 4.20 Accounts Receivable. In the event Buyer is unable to collect any of the Accounts Receivable within ninety (90) days after the due date thereof, Buyer may assign any of such Accounts Receivable to Sellers, and Sellers shall reimburse Buyer the amount of such Accounts Receivable (less any amounts previously collected by Buyer on account of such Accounts Receivable). Sellers may, thereafter, collect from the account debtor any such Accounts Receivable assigned to Sellers by Buyer and retain any amounts collected..

     Section 4.21 Environmental Baseline. Both parties may mutually agree to perform an environmental baseline study at the Tyrone Facility for use in determining the environmental condition of the Tyrone Facility as of the Closing Date, with the costs of any such mutually agreed study being shared equally by the parties.

     Section 4.22 Nitrobenzene and Nitrotoluene Supply Agreement. At the Closing, First Chem and Buyer agree to enter into a supply agreement in the form attached hereto as Exhibit H (the

"Nitrobenzene and Nitrotoluene Supply Agreement"), whereby First Chem would supply nitrobenzene and nitrotoluene to Buyer.

                                    ARTICLE V
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

     Section 5.01 Indemnification by Buyer. The Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their Affiliates and the respective officers, directors, employees and shareholders of the foregoing, and their successors and assigns (collectively, the "Sellers Indemnitees") from, against and with respect to any claim and all Damages to the extent arising out of or in any manner incident, relating or attributable to:

          (a) any material inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Buyer in connection with this Agreement or otherwise made or given in connection with this Agreement;

          (b) any material failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed by the Buyer in connection with this Agreement;

          (c) any Liability or Damages arising out of the operations of the CFC Business or the Transferred Assets by Buyer on or after the Closing Date, including, without limitation, such Liabilities or Damages arising from (i) products of the CFC Business that are manufactured and sold on or after the Closing Date (and for warranty obligations associated with product returns and bad debt relating to products manufactured and sold on or after the Closing
Date); (ii) products of the CFC Business that are manufactured prior to the Closing Date and sold after the Closing Date, but not for Liabilities or Damages to the extent caused by product defects (including defects in labeling) that existed prior to the Closing Date and (iii) Health, Safety and Environmental Liabilities, except to the extent such Liability or Damages result from or arise out of the Excluded Liabilities or constitute Liability or Damages for which Sellers are required to indemnify the Buyer Indemnitees under Section 5.02;

          (d) any Liability arising from the Assumed Liabilities;

          (e) any governmental proceeding, investigation or review, and any legal action or proceeding pending or threatened against Buyer, the CFC Business or the Transferred Assets for operations on or after the Closing Date; and

          (f) any and all Taxes incurred by Buyer with respect to the Transaction and any and all Taxes arising from the operations of the CFC Business or the Transferred Assets on or after the Closing Date.

     Section 5.02 Indemnification by Sellers. Sellers agree to jointly and severally indemnify, defend and hold harmless the Buyer and its Affiliates and the respective officers, directors, employees and shareholders of the foregoing, and their successors and assigns (collectively the "Buyer Indemnitees") from, against and with respect to any and all Damages to the extent arising out of or in any manner incident, relating or attributable to:

          (a) any material inaccuracy in any representation or material breach of warranty of the Seller contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Sellers in connection with this Agreement or otherwise made or given in connection with this Agreement;

          (b) any material failure by the Sellers to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed by the Buyer in connection with this Agreement;

          (c) any Liability or Damages arising out of the operations of the CFC Business or the Transferred Assets by Sellers prior to the Closing Date, including, without limitation, such Liabilities arising from (i) products of the CFC Business that are manufactured and sold prior to the Closing Date (and for warranty obligations associated with product returns and bad debt relating to products manufactured or sold prior to after the Closing Date); (ii) products of the CFC Business that are manufactured prior to the Closing Date and sold after the Closing Date, but only for Liabilities or Damages to the extent caused by product defects (including defects in labeling) that existed prior to the Closing Date and (iii) Health, Safety and Environmental Liabilities; except to the extent such Liability or Damages result from or arise out of the Assumed Liabilities or constitute Liability or Damages for which Buyer is required to indemnify the Seller Indemnitees under Section 5.01;

          (d) any Liability arising out of any Excluded Asset or any Excluded Liabilities;

          (e) any governmental proceeding, investigation or review, and any legal action or proceeding pending or threatened against Sellers, the CFC Business or the Transferred Assets for operations prior to the Closing Date; and

          (f) any and all Taxes incurred by Seller with respect to the Transaction and any and all Taxes arising prior to the Closing from the operations of the CFC Business or the Transferred Assets.

     Section 5.03 Indemnification Thresholds and Limits.

          (a) Threshold Amount. No claim which any party hereto asserts is an indemnifiable claim pursuant to this Article V shall be made by such party against any Indemnifying Party with respect to any item of Damage until such item, together with the aggregate of all prior Damages of such party, shall exceed One Hundred Thousand Dollars ($100,000.00) (the "Threshold Amount"), in which case such party shall be entitled to make a claim for indemnification hereunder for all Damages incurred whether prior to or after the Threshold Amount is reached.

          (b) Indemnification Limit. IN NO EVENT SHALL EITHER PARTY'S TOTAL AGGREGATE LIABILITY FOR INDEMNIFICATION UNDER THIS ARTICLE V EXCEED THE PURCHASE PRICE, except that the limitation of this Section 5.03(b) shall not apply to indemnification pursuant to Sections 5.01(c)(iii) or 5.02(c)(iii).

     Section 5.04 Claims for Indemnification. In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this
Article V, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party, the Indemnifying Party shall have the right to control the defense or settlement of such claim; provided, however, that (a) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense, (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement,
(A) injunctive or other non-monetary relief would be imposed against the Indemnified Party or (B) the Indemnified Party would be liable for monetary relief which, in whole or in part, is not subject to indemnification hereunder, and (C) if the Indemnifying Party is entitled but fails to assume control over the defense of a claim as provided in this Section 5.04, provided that the Damages associated with such claim are covered by the indemnity provisions of
Section 5.01 or 5.02, the Indemnified Party shall have the right to defend such claim, provided, further, that the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnifying Party.

     In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article V, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

     Section 5.05 Survival. All representations and warranties in this Agreement, or in any other instrument executed or delivered herewith, and all obligations of indemnification under Article V of this Agreement, shall survive the Closing of the transactions contemplated hereby and continue for a period of three (3) years, provided, however, claims for indemnification pursuant to
Section 5.01(c)(iii) and 5.02(c)(iii) shall survive for a period of five (5) years. All such representations and warranties and obligations shall expire on the third or fifth anniversary, as the case may be, of the Closing Date, except that claims, if any, asserted in writing prior to such third or fifth anniversary identified as a claim for indemnification pursuant to this Article V hereof shall survive until finally resolved and satisfied in full.

     Section 5.06 Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOSS OF PROFITS OR INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES FOR ANY REASON WHATSOEVER (UNLESS, AND THEN ONLY TO THE EXTENT, SUCH DAMAGES ARE ASSERTED BY A NON-AFFILIATE THIRD PARTY AGAINST AN INDEMNIFIED PARTY HEREUNDER), INCLUDING WITHOUT LIMITATION, ANY INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY ANY PARTY HERETO OR IN ANY OTHER INSTRUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. THE PROVISIONS OF THIS SECTION
5.06 SHALL NOT BE LIMITED TO CLAIMS FOR INDEMNIFICATION BUT SHALL APPLY WHETHER A CLAIM IS BEING ASSERTED FOR INDEMNIFICATION OR FOR ANY OTHER LEGAL THEORY.

     Section 5.07 Cooperation. If any party hereto notifies the other party pursuant to this Article V that indemnification may apply, the party seeking indemnification shall provide to the other party all documentation and information reasonably necessary to support and verify any Damages that give rise to a claim of indemnification hereunder and shall give such other party access to all books, records and personnel in the possession or control of the party seeking indemnification that would have a bearing on such claim.

                                   ARTICLE VI
                                   TERMINATION

     Section 6.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) By written consent duly authorized by the Buyer and the Seller;

          (b) By the Buyer or the Seller if:

               (i) Any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, provided that this Agreement shall not be terminated pursuant to this paragraph unless the party terminating this Agreement has utilized its reasonable efforts to oppose the issuance of such order, decree or ruling or the taking of such action;

               (ii) The Closing Date has not occurred within sixty (60) days of the Scheduled Closing Date, for any reason other than the breach of any provision of this Agreement by the party terminating this Agreement; or

               (iii) The other party materially breaches any of its representations, warranties or covenants attached hereto;

          (c) By the Buyer if:

               (i) Any of the conditions set forth in Section 8.01 hereof have not been reasonably satisfied within sixty (60) days of the Scheduled Closing Date or shall have become incapable of fulfillment and shall not have been waived by the Buyer, for any reason other than a breach by the Buyer of any of its representations, warranties or agreements hereunder; or

               (ii) There is any material inaccuracy in any of the Seller's representations or material breach by the Seller of any warranty contained herein, or any material failure by the Seller to perform any commitment, covenant or condition contained in this Agreement.

          (d) By Seller if:

               (i) Any of the conditions set forth in Section 8.02 hereof have not been satisfied within sixty (60) days of the Scheduled Closing Date or shall have become incapable of fulfillment and shall not have been waived by the Seller, for any reason other than a breach by the Seller of any of its representations, warranties or agreements hereunder; or

               (ii) There is any material inaccuracy in any of the Buyer's representations or breach by the Buyer of any warranty contained herein, or any material failure by the Buyer to perform any commitment, covenant or condition contained in this Agreement.

          (e) Upon the occurrence of any of the events specified in this Section
6.01 (other than Subsection (a) hereof), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall immediately terminate.

     Section 6.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.01 hereof, this Agreement shall forthwith become void and be of no effect, without any liability on the part of any party or its directors, officers or shareholders.

                                   ARTICLE VII
                                     CLOSING

     Section 7.01 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at or before 2:00 p.m. Jackson, Mississippi time on the "Closing Date", at the offices of

ChemFirst Inc., or at such other time and place as may be mutually agreeable. The Closing Date shall be the earlier of the following: (a) July 31, 2001 (the "Scheduled Closing Date") or (b) such other date as the parties may agree to in writing.

     Section 7.02 Items to Be Delivered at Closing. At the Closing, the following actions shall be taken:

          (a) The Seller's Deliveries at Closing. At Closing, the Seller shall deliver to the Buyer or cause to be delivered to the Buyer the following:

               (i) Consents. All of the consents, approvals or authorizations of Governmental Authorities and other third parties necessary in connection with the Seller's consummation of the transactions contemplated hereby;

               (ii) Corporate Certificates. The following corporate documents:

                    (1) A certificate of the Secretary of the Seller certifying as to (i) the resolutions of the Seller authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the incumbency of the Seller's officers, and (iii) the Seller's Bylaws;

                    (2) A copy of the First Chem's Charter certified by the Secretary of State of the State of Mississippi;

                    (3) A certificate of the Secretary of CFC certifying as to CFC's Bylaws;

                    (4) A copy of CFC's Charter certified by the Secretary of State of the Commonwealth of Pennsylvania;

                    (5) A certificate of an officer of the Seller certifying (i) that the representations and warranties of the Seller contained in Article III hereof were true and correct when made and continue to be true and correct as of the Closing Date (or, if a representation and warranty is made as of a date other than the date hereof, the representation and warranty remains true and correct as of such date); and (ii) that the Seller has performed or complied with all agreements and covenants contained in this Agreement and required to be performed by the Seller;

                    (6) A certificate as to First Chem's good standing certified by the Secretary of State of the State of Mississippi; and

                    (7) A certificate as to CFC's good standing certified by the Secretary of State of the Commonwealth of Pennsylvania;

               (v) Keys, Etc. All such keys, locks, safe combinations and other similar items as are necessary in order for the Buyer to obtain full occupation and control of CFC's Assets;

               (vi) UCC-3 Termination Statements. UCC-3 termination statements covering all financing statements, if any, relating to the Transferred Assets and evidence of the release of all Security Interests against the Transferred Assets;

               (vii) Other Documents. The documents, to be executed and delivered by Sellers, whose execution and delivery are conditions to Closing pursuant to Article VIII.

          (b) The Buyer's Deliveries at Closing. At Closing, the Buyer shall deliver or cause to be delivered to the Sellers:

               (i) The Purchase Price. The Purchase Price by wire transfer as provided in Section 2.02 hereof;

               (ii) Consents. All of the consents, approvals or authorizations of Governmental Authorities and other third parties necessary in connection with the Buyer's consummation of the transactions contemplated hereby;

               (iii) Corporate Certificates. The following corporate documents:

                    (1) A certificate of the Secretary of the Buyer certifying as to (i) the resolutions of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the incumbency of the Buyer's officers, and (iii) the Buyer's By-Laws;

                    (2) A copy of the Buyer's Charter, certified by the Virginia Corporation Commission;

                    (3) A certificate of an officer of the Buyer certifying (i) that the representations and warranties of the Buyer contained in Article III hereof were true and correct when made on the date hereof and continue to be true and correct as of the Closing Date (or, if a representation and warranty is made as of a date other than the date hereof, the representation and warranty remains true and correct as of such date); and (ii) that the Buyer has performed or complied with all agreements and covenants contained in this Agreement and required to be performed by the Buyer; and

                    (4) A certificate as to the Buyer's good standing certified by the Virginia Corporation Commission;

               (iv) Other Documents. The documents, to be executed and delivered by Buyer, whose execution and delivery are conditions to Closing pursuant to
Article VIII.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

     Section 8.01 Buyer's Conditions to Closing. The obligation of the Buyer to consummate this Agreement and the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Buyer in its sole discretion:

          (a) Closing Documents. The Seller shall have delivered the resolutions, certificates, documents and instruments required by this Agreement and identified in Section 7.02.

          (b) Consents. All requisite governmental approvals and consents of third parties required to be delivered shall have been delivered.

          (c) Representations and Warranties True. Buyer shall have received from an appropriate officer of Seller dated as of the Closing Date that all of the representations and warranties of the Sellers contained in this Agreement, in the Schedules or other documents attached hereto or referred to herein or delivered in connection with the transactions contemplated hereby shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date.

          (d) Performance. Buyer shall have received from an appropriate officer of Seller dated as of the Closing Date that the Sellers shall have performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date.

          (e) No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, Governmental Authority or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or Governmental Authority (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a material adverse effect on the condition, financial or otherwise, or prospects of the CFC Business and/or the Transferred Assets. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Sellers shall be pending.

          (f) HSR Act. Any waiting period applicable to the HSR Act filings shall have expired or terminated and no objections have been received by the applicable Governmental Authorities or the parties shall have received early termination of the HSR waiting period.

          (g) Approval of Buyer and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Sellers hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to Buyer and its counsel.

          (h) Assumed Contracts. The Sellers shall have assigned the Assumed Contracts to Buyer in accordance with Section 2.01 and Section 2.07.

          (i) Services Agreement. First Chem and the Buyer shall have entered into the Services Agreement in accordance with Section 4.06.

          (j) Transition Supply Agreement. First Chem and the Buyer shall have entered into the Transition Supply Agreement in accordance with Section 4.05.

          (k) THPE Toll Manufacture Agreement. TriQuest, L.P. and Buyer shall have entered into the THPE Toll Manufacture Agreement.

          (l) Dayton Pilot Plant Lease. CFC and Buyer shall have entered into the Dayton Pilot Plant Lease in accordance with Section 4.15.

          (m) Schedules and Exhibits. The Schedules and Exhibits to this Agreement shall have been completed with terms to the reasonable satisfaction of Buyer and have been attached to this Agreement in accordance with Section 4.19.

          (n) Board Approval. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of the Buyer.

          (o) No Material Loss or Damage. Except as to matters previously disclosed to Buyer as of the date of this Agreement, no material loss or damage to the CFC Business or the Transferred Assets has occurred (including without limitation, fire, war, act of God or other casualty).

          (p) Key Employees. Buyer shall have employed the employees listed in
Schedule 8.01(p) (the "Key Employees").

          (q) Instruments of Transfer. Sellers shall have executed and delivered the Instruments of Transfer.

          (r) Consent to Assignment of Wastewater Permit. Buyer shall have received from the Borough of Tyrone, Pennsylvania consent to the assignment of CFC's wastewater discharge permit to Buyer.

          (s) Nitrobenzene and Nitrotoluene Supply Agreement. First Chem and the Buyer shall have entered into the Nitrobenzene and Nitrotoluene Supply Agreement in accordance with Section 4.22.

     Section 8.02 Seller's Conditions to Closing. The obligation of the Seller to consummate this Agreement and the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Seller in its sole discretion:

          (a) Closing Documents. The Buyer shall have delivered the resolutions, certificates, documents and instruments required by this Agreement and identified in Section 7.02, and the Purchase Price payable to Seller at Closing under Article II hereof shall be available and ready for Seller.

          (b) Consents. All requisite governmental approvals and consents of third parties required to be delivered shall have been delivered.

          (c) Representations and Warranties True. The representations and warranties of the Buyer contained in this Agreement or other documents attached hereto or referred to herein or delivered in connection with the transactions contemplated hereby shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date.

          (d) Performance. Sellers shall have received from an appropriate officer of Buyer dated as of the Closing Date that Buyer shall have performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Closing Date.

          (e) No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Buyer shall be pending.

          (f) HSR Act. Any waiting period applicable to the HSR Act filings shall have expired or terminated and no objections have been received by the applicable governmental agencies or the parties shall have received early termination of the HSR waiting period.

          (g) Approval of the Seller and its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Seller and its counsel.

          (h) Board Approval. This Agreement and the transactions contemplated hereby have been approved by the Boards of Directors of the Sellers and the Sellers' parent company, ChemFirst Inc.

          (i) Assumed Contracts. Sellers shall have assigned the Assumed Contracts to Buyer in accordance with Section 2.01 and Section 2.07.

          (j) Services Agreement. First Chem and the Buyer shall have entered into the Services Agreement in accordance with Section 4.06.

          (k) Transition Supply Agreement. First Chem and the Buyer shall have entered into the Transition Supply Agreement in accordance with Section 4.05.

          (l) THPE Toll Manufacture Agreement. TriQuest, L.P. and Buyer shall have entered into the THPE Toll Manufacture Agreement.

          (m) Dayton Pilot Plant Lease. CFC and Buyer shall have entered into the Dayton Pilot Plant Lease in accordance with Section 4.15.

          (n) Schedules and Exhibits. The Schedules and Exhibits to this Agreement shall have been completed with terms to the reasonable satisfaction of Sellers and have been attached to this Agreement in accordance with Section 4.19.

          (m) Instruments of Transfer. Buyer shall have executed and delivered such of the Instruments of Transfer that require Buyer's execution.

          (n) Nitrobenzene and Nitrotoluene Supply Agreement. First Chem and the Buyer shall have entered into the Nitrobenzene and Nitrotoluene Supply Agreement in accordance with Section 4.22

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.01 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made
by telex or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

     If to the Buyer:   Albemarle Corporation
                        451 Florida Street
                        Baton Rouge, Louisiana 70801
                        Attn:  President
                        Fax: (225) 388-7810

     with a copy to:    Albemarle Corporation
                        330 South Fourth Street
                        Richmond, Virginia 23219
                        Attn:  General Counsel
                        Fax: (804) 788-5406

     If to the Seller:  First Chemical Corporation
                        c/o ChemFirst Inc.
                        700 North Street
                        Jackson, MS  39202
                        Attn: President
                        Fax: (601) 949-0264

All notices, requests, consents and other communications hereunder shall be deemed to have been (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

     Section 9.02 Entire Agreement. This Agreement together with the Exhibits and Schedules hereto and the other documents executed in connection herewith (collectively, the "Documents") embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     Section 9.03 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Buyer and the Seller.

     Section 9.04 Waivers and Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this

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Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

     Section 9.05 Assignment; Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

     Section 9.06 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Mississippi, without giving effect to the conflict of law principles thereof.

     Section 9.07 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

     Section 9.08 Interpretation. The parties hereto acknowledge and agree that:
(i) each party and its counsel reviewed and negotiated the terms and provisions of the Documents and have contributed to their revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     Section 9.09 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

     Section 9.10 No Reliance. The parties hereto agree that, except with respect to the representations expressly made in this Agreement and the instruments and documents in connection herewith, they are entering into this Agreement and this transaction pursuant to their own respective investigations and examinations and that no party is relying upon any representation, warranty or statement of the other which would be relevant to their decision to enter into this Agreement, or this transaction, other than those expressly set forth in this Agreement or the instruments and documents in connection herewith.

     Section 9.11 Fees and Expenses. Except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees of any attorneys, accountants, appraisers or other engaged by such party) shall be paid by the party incurring such fees, costs and expenses, and each of the parties hereto represents and warrants to the other parties that no broker, finder or other financial consultant has acted on its or his behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to

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create any liability on the other. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

     Section 9.12 Publicity. No party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of the other party, provided, however, that any party may make any public disclosure it believes in good faith is required by law, rule or regulation of any governmental unit or agency or any stock exchange on which the securities of such party may be listed (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure and, if practical, a reasonable opportunity to comment thereon prior to making the disclosure).

     Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.14 Alternate Dispute Resolution. If a dispute arises concerning or related to this Agreement, it is the express intent of the parties hereto that they commit to enter into good faith efforts to resolve the dispute at a meeting or meetings in which officials from both parties who have authority to settle the dispute, shall participate. The purpose of such negotiations will be an honest effort to allow each party an opportunity to determine if the dispute is resolvable prior to expensive and lengthy litigation. The parties shall have complete discretion as to what procedures shall be used and what agenda shall be discussed. Any such negotiation or series of negotiations shall be held as confidential by all parties and the parties hereto do commit themselves that they shall not disclose either the existence of such proceedings or the content thereof. Any participation in or initiation of such discussions shall not be deemed to be an admission of liability and no statement made or provided in or related to such negotiations shall be construed as a statement against interest or otherwise disclosed or used in any proceeding involving the parties. The parties commit to commence these negotiations prior to litigation being filed (except for injunctive relief); but in no event shall they commence later than four (4) months after litigation is filed. If a party declines to participate, the other party may request the Court to grant a stay of the litigation (except for injunctive relief) while the parties attempt to settle the dispute through this negotiation method, and the party declining to participate agrees not to oppose such a stay.

     IN WITNESS WHEREOF, the Buyer and the Sellers have executed this Asset Purchase Agreement as of the day and year first above written.


                                                FIRST CHEMICAL CORPORATION


                                                By: /s/ George M. Simmons

                                                Name: George M. Simmons

                                                Title: President


                                                CHEMFIRST FINE CHEMICALS, INC.


                                                By: /s/ R. M. Summerford

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                                                Name:  R. M. Summerford

                                                Title: Chairman


                                                ALBEMARLE CORPORATION


                                                By: /s/ Edward G. Woods

                                                Name: Edward G. Woods

                                                Title: VP, Corporate Development

ChemFirst Inc., a Mississippi corporation and parent company of CFC and First Chem, does hereby guarantee the obligations of Sellers under, and according to the terms of, this Asset Purchase Agreement.

                                                CHEMFIRST INC.


                                                By: /s/ R. M. Summerford

                                                Name: R. M. Summerford

                                                Title: President

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